EXHIBIT (a)

                            LIMITED PARTNERSHIP UNIT
                             CONTRIBUTION AGREEMENT

         THIS LIMITED PARTNERSHIP UNIT CONTRIBUTION AGREEMENT (this "Agreement") is entered into by and between Insignia Financial Group, a corporation organized under the laws of the State of Delaware; Market Ventures, L.L.C., a limited liability company organized under the laws of the State of Delaware; Liquidity Assistance, L.L.C., a limited liability company organized under the laws of the State of Delaware; DGP Acquisition, L.L.C., a limited liability company organized under the laws of the State of Delaware; LP 6 Acceptance Corporation, a corporation organized under the laws of the State of Delaware; SP I Acquisition, L.L.C., a limited liability company organized under the laws of the State of Delaware; SP II Acquisition, L.L.C., a limited liability company organized under the laws of the State of Delaware; SP III Acquisition, L.L.C., a limited liability company organized under the laws of the State of Delaware; SP V Acquisition, L.L.C., a limited liability company organized under the laws of the State of Delaware; SP VI Acquisition, L.L.C., a limited liability company organized under the laws of the State of Delaware; (each individually a "Contributing Partner" and collectively the "Contributing Partners"), and Insignia
Properties, L.P., a limited partnership organized under the laws of the State of Delaware (the "Partnership"). This Agreement and the First Amended and Restated Agreement of Limited Partnership of Insignia Properties, L.P. (the "Partnership Agreement") are entered into simultaneously with each other as of the 31st day of December, 1996 and each shall be effective as of the Closing
Date, as defined herein (notwithstanding the foregoing, the Partnership Agreement may become effective before the date of this Agreement).


                                    RECITALS

         A. Each Contributing Partner owns limited partner interests in limited partnerships that principally own multi-family residential housing and, to a lesser extent, commercial properties. The identity of each such partnership, together with the number of limited partnership units owned by each Contributing Partner, is set forth under the name of each Contributing Partner in Exhibit A hereto (collectively, the "Limited Partner Interests").

         B. Insignia Properties Trust, a Maryland business trust ("IPT"), was formed in May 1996, for the purpose of qualifying to act as a real estate investment trust under the Internal
Revenue Code of 1986, as amended. IPT is a successor by merger to Insignia Properties Corporation, a Delaware corporation formed on January 17, 1996.

         C. It is contemplated that substantially all of IPT's assets will be held in, and substantially all of its investments will be conducted through the Partnership, which will hold, among other things, all of the Limited Partner Interests.

         D. Accordingly, each Contributing Partner hereby proposes to contribute the Limited Partner Interests to the Partnership in exchange for which the Partnership will issue limited partner units to Insignia Financial Group, Inc., a Delaware corporation
("IFG").

         In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the Contributing Partners and the Partnership hereby agree as follows:


                                    ARTICLE I

                             CONTRIBUTION OF ASSETS

         1.01 Contribution of the Assets. Subject to the terms and conditions of this Agreement, on January 1, 1997 (the "Closing
Date"), each Contributing Partner shall assign and deliver to the Partnership as its Capital Contribution (as defined in the Partnership Agreement) all of its right, title and interest in and to the Limited Partner Interests in exchange for the issuance to IFG of the aggregate number of limited partnership units in the Partnership set forth on Exhibit B hereto (collectively, the "Partnership Interests") (the number shown on Exhibit B is subject to adjustment based on those final valuations of the Partnership Interests as shown in that certain Confidential
Memorandum by which IPT will offer shares of beneficial interest).

         1.02 Assignment of Ownership Interest. Effective as of the Closing Date, each Contributing Partner shall grant, assign, transfer, convey and deliver to the Partnership, all of such Contributing Partner's right, title and interest in and to 100% of such Contributing Partner's Partnership Interest in the Partnership(s) free and clear of all liens, encumbrances, security interests and competing claims.

         1.03 Assumption of Obligations. By acceptance of this Agreement the Partnership hereby agrees from and after the Closing Date to be bound by all of the terms and provisions of the Partnership Agreements applicable to each Contributing
Partner and each Contributing Partner Partnership Interest all as set forth on Exhibit C hereto and assumes and agrees to perform, pay and discharge in full, when due, all of each Contributing Partner's liabilities and obligations under the Partnership Agreements and with respect to each Contributing Partner's Partnership Interest; provided, however, that this assumption shall have application only to those liabilities and obligations of each Contributing Partner first accruing or arising on or after the Closing Date and shall have no application to any such liabilities and obligations accruing or arising prior to the Closing Date.


                                   ARTICLE II

                      EVENTS OCCURRING ON THE CLOSING DATE

         2.01 Deliveries by the Contributing Partners. In addition to the Limited Partner Interests to be delivered to the Partnership on the Closing Date, each Contributing Partner shall deliver the following to the Partnership on the Closing Date, each in form and substance satisfactory to the Partnership and, unless otherwise agreed in writing by the Partnership, dated as of the Closing Date:

                  (a) A copy of the resolutions of each Contributing Partner's Board of Directors, certified by a duly authorized officer of such Contributing Partner, authorizing or ratifying its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby;

                  (b) A certificate of a duly authorized officer of each Contributing Partner certifying the names and true signatures of the officers of such Contributing Partner authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder; and

                  (c) Such other approvals and documents as the Partnership may reasonably request as to the legality, validity, binding effect or enforceability of this Agreement or any other agreement or document delivered pursuant hereto.

         2.02 Effect of Contribution. On the Closing Date, upon the satisfaction of the condition precedent set forth in Section 4.01 below, in exchange for its Capital Contribution (i) IFG will receive each Contributing Partner's respective Percentage
Interest and (ii) the Capital Account (as defined in the Partnership Agreement) of IFG will be credited with the amount set forth opposite its name on Exhibit A to the Partnership
Agreement.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                            OF CONTRIBUTING PARTNERS

         3.01 Conveyance of Interest. Upon the Closing Date, assuming the satisfaction of or waiver of all conditions set forth in Article IV hereof, all of the Contributing Partner's right, title and interest in and to the Limited Partner Interests will be transferred to the Partnership.

         3.02 Organization. Each Contributing Partner is validly existing and in good standing under the laws of their respective states or organization.

         3.03 Authority. Each Contributing Partner has the corporate power and authority to carry on its business as now conducted, and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by each Contributing Partner of this Agreement have been duly authorized by all necessary corporate action; and this Agreement has been duly executed and delivered by each Contributing Partner and is enforceable against each Contributing
Partner in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, conservatorship, reorganization, liquidation, moratorium or similar events affecting such Contributing Partner or its assets, or by general principles of equity.


                                   ARTICLE IV

                       CONDITIONS TO CLOSING; TERMINATION

         4.01 Conditions Precedent to Contributing Partners' Obligation to Close. The obligation of the Contributing Partners to consummate the transactions contemplated hereby are subject to the satisfaction, as of the Closing Date, the following condition, which may be waived in whole or in part by the Contributing Partners prior to closing. Each Contributing Partner in its sole discretion shall be satisfied that all necessary consents, authorizations and approvals for the consummation of the transactions contemplated hereby have been obtained from all applicable governmental authorities and other third parties.

         4.02 Termination. In the event that the condition precedent to the Contributing Partners' obligation to consummate the transactions contemplated hereby as set forth above has not been satisfied on or before the Closing Date, then in such event this Agreement shall terminate and become null and void and of no further force and effect and neither party shall have any further obligation to the other.

                                    ARTICLE V

                            MISCELLANEOUS PROVISIONS

         5.01 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

         5.02 Waiver of Compliance; Consents. Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver.

         5.03 Assignment. This Agreement and all of its provisions hereof shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

         5.04 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses
(including all fees of counsel and accountants) incurred by any party in connection with the negotiation and execution of this Agreement shall be borne by such party.

         5.05 Further Assurances. From time to time, at the request of each Contributing Partner or the Partnership and without further consideration, each party, at its own expense, will execute and deliver such other documents, and take such other action, as each Contributing Partner or the Partnership may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in the Partnership good and marketable title to the Limited Partner Interests.

         5.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware
(without regard to its conflicts of law doctrines).  The
Contributing Partners and the Partnership each (i) irrevocably submits to the jurisdiction of any Delaware State court or Federal court sitting in Delaware in any action arising out of this Agreement or any instrument or document delivered hereunder,
(ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions.
Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

         5.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by each of the parties and delivered to the other party.

         5.08 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Contributing Partners:

         Insignia Financial Group, Inc.
         One Insignia Financial Plaza
         Greenville, South Carolina 29601
         Attn:  President
         Copy to:  General Counsel

         with a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         399 Park Avenue
         Suite 2200
         New York, New York 10022
         Attn:  Robert G. Koen

         If to the Partnership:

         Insignia Properties, L.P.
         One Insignia Financial Plaza
         Greenville, South Carolina 29601
         Attn:  General Partner

         with a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         399 Park Avenue
         Suite 2200
         New York, New York 10022
         Attn:  Robert G. Koen


         5.09 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.10 Entire Agreement. This Agreement, including the exhibits, schedules, other documents and instruments referred to herein, together with the Partnership Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         5.11 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

         5.12 Inconsistency or Conflict. In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the Partnership Agreement, the provision of this Agreement shall govern.

         5.13 Exhibits. All Exhibits attached hereto are hereby incorporated in and made a part as if set forth in full herein.